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                                                                    EXHIBIT 10.1
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                       Summary of Incentive Bonus Plan of
                            Park National Corporation
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         The Executive Committee of the Board of Directors of Park National
("Park National") administers Park National's incentive bonus plan which enables the officers of The Park National Bank, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon and Guardian Financial Services Company to share in any above-average return on equity (net income divided by average equity) which Park National may generate during a fiscal year.

         Above-average return on equity is defined as the amount by which the net income to average equity ratio of Park National exceeds the median net income to average equity ratio of all U.S. bank holding companies of similar asset size ($1 billion to $3 billion). A formula determines the amount, if any, by which Park National's return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. Twenty percent (20%) of that amount on a before-tax equivalent basis is available for incentive compensation. If Park National's return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that year. The President and Chief Executive Officer of Park National receives a fixed percent-age of the amount available for incentive compensation as determined by the Board of Directors of Park National. After deducting that amount, the remaining amount is distributed to the officers of Park National Bank, Richland Trust Company, Century National Bank, First-Knox National Bank and Guardian Financial on the basis of their respective contributions to Park National's meeting its short-term and long-term financial goals during the fiscal year, which contributions are subjectively determined by the Chairman of the Board and the President of Park National and approved by the Executive Committee of the Board of Directors of Park National. Recommendations of the Presidents of Park National's subsidiaries are considered when determining incentive bonus amounts for officers of those subsidiaries. The determination of the amounts of incentive bonus to be paid for a fiscal year and the payment of those amounts are made during the first two quarters of the next fiscal year.